NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

CUSIP NO. 43737V101

HOME TOUCH HOLDING COMPANY

AUTHORIZED COMMON STOCK: 100,000,000 SHARES
PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of **Home Touch Holding Company** Common Stock —

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

HOME TOUCH HOLDING COMPANY
CORPORATE
Seal
NEVADA

PRESIDENT

Countersigned & Registered: Globex Transfer, LLC
(386) 206-1133

By____________________
Authorized Signature